Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – July 17, 2007

DATALINK REPORTS 2007 SECOND-QUARTER OPERATING RESULTS

Results In-Line with Previously Issued Guidance Update

MINNEAPOLIS – July 17, 2007 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported results for its second quarter and six months ended June 30, 2007.  Revenues for the quarter ended June 30, 2007, were $40.3 million compared to $39.8 million for the prior-year period and $40.9 million in the first quarter of 2007.  This performance is consistent with the revised second-quarter guidance that the company issued on July 2, 2007.  In the second quarter of 2007, no one customer accounted for more than 10% of total revenues.  One customer accounted for 20% of total revenues in the second quarter of 2006.  Revenues for the six months ended June 30, 2007, were $81.2 million compared to $74.1 million for the prior-year period.  Datalink’s results for the second quarter and the first six months of 2007 include three and five months of Midrange Computer Solutions, Inc. (MCSI) revenues and expenses, respectively, following the acquisition which closed on January 31, 2007.

GAAP Results

On a GAAP basis, the company reported a net loss of $346,000, or $0.03 per basic and diluted share for the second quarter ended June 30, 2007.  This compares to net earnings of $2

million, or $0.18 per diluted share, in the second quarter of 2006.   For the six months ended June 30, 2007, the company reported a net loss of $1.1 million, or $0.09 per basic and diluted share, compared to net earnings of $2.9 million, or $0.26 per diluted share, in the first six months of 2006.

Non-GAAP Results

Non-GAAP net loss for the second quarter of 2007 was $23,000, or $0.00 per basic and diluted share, compared to non-GAAP net income of $1.3 million, or $0.11 per diluted share, in the second quarter of 2006.  For the six months ended June 30, 2007, the company reported a non-GAAP net loss of $175,000, or $0.01 per basic and diluted share, compared to net earnings of $1.8 million, or $0.16 per diluted share, in the first six months of 2006.

“As we mentioned in our July 2nd update, during the second quarter we saw a slow down in IT and storage spending with some of our larger customers, as they have become more cautious about the economy and their individual growth prospects.  This environment created longer sales cycles, with a number of large projects delayed from the second quarter. The result was that second quarter revenue and earnings came in below the guidance we had provided earlier in the quarter,” commented Charlie Westling, Datalink’s president and chief executive officer.

“While this quarter’s shortfall was disappointing to us, we are still confident in the long-term trends for the storage industry and we are taking steps to position Datalink for future growth and profitability.  These actions include:

•            combining the company’s field engineering and customer support organizations in order to better utilize Datalink’s technical resources;

•            merging the Western and South Central regions to take advantage of economies of scale;

•            refocusing our efforts on acquiring new enterprise accounts; and

•            holding the workforce at current levels while focusing on opportunities to increase employee productivity.”

Highlights for the second quarter of 2007 included:

•            An increase in overall gross profit margin to 25.2% in the second quarter of 2007 versus 24.1% in the first quarter of 2007 and 24.7% in the second quarter of 2006; this increase was driven primarily by higher product gross profit margins, which reflected a more favorable mix of product and solution sales;

•            Total services revenue of approximately $16 million during the quarter, which represented the highest quarterly amount in the company’s history; this record level of services revenue was attributable to our growing success in selling and delivering customer support services to both new and existing enterprise customers; and

•            Cash and cash equivalents remained strong, totaling $23.5 million at June 30, 2007.

Outlook

“We did see some improvement in bookings activity late in the second quarter and as a result we entered the third quarter with a backlog of over $30 million.  Over the past two weeks we have been meeting with our customers, vendor partners, and sales and engineering teams to evaluate our current backlog and pipeline for the third quarter of 2007,” continued Westling.  “Based on our analysis, we expect revenues to be between $45 million and $50 million, with a return to profitability in the third quarter.”  Management anticipates GAAP net earnings ranging from $0.02 to $0.08 per diluted share in the third quarter of 2007.  On a non-GAAP basis, the company expects third quarter earnings per share to be in the range of $0.05 to $0.11 per diluted share.

Conference Call and Webcast Today

Datalink will hold a conference call today at 4:00 p.m. Central Time to discuss the second-quarter results. Those wishing to participate can access the call by dialing 877-879-6203 (no later than 3:55 p.m. Central Time). Participants will be asked to identify the Datalink conference call and provide the designated identification number (1724870). A live webcast of the conference call can be heard via Datalink’s website at www.datalink.com.

Datalink Corporation is an information storage architect. The company analyses, designs, implements and supports information storage infrastructures that store, protect and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage and IP-based storage, using industry-leading hardware, software and technical services.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated 2007 results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with integrating our MCSI acquisition and possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. We may not achieve significant future revenues from one of our customers that accounted for approximately 12 percent of our first quarter 2007 revenues.  Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.  In addition, we cannot assure that we will successfully and profitably integrate MCSI’s customers and personnel into our business or increase our gross margins with MCSI’s historical customers and prospects.

Non-GAAP Details

Non-GAAP financial measures exclude the impact from purchase accounting adjustments to deferred revenue, stock-based compensation expense, amortization of intangible assets, integration costs related to acquisitions, the reversal of the income tax valuation allowance and the related effects on income taxes.  The 2006 results also reflect the impact of each quarter being fully taxed at an effective rate of 40%.  These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Datalink believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Datalink’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Datalink’s results of operations in conjunction with the corresponding GAAP measures.

These non-GAAP financial measures facilitate management’s internal comparisons to the Datalink’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. Datalink believes that the presentation of these non-GAAP measures when shown in conjunction with the corresponding GAAP measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

# # #

Company contacts:

Investor Relations:		Analyst Contact:
Kim Payne		Greg Barnum
Investor Relations Coordinator		Chief Financial Officer
Phone:	952-279-4794	Phone:	952-279-4816
Fax:	952-944-7869
e-mail:	einvestor@datalink.com
web site:	www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales:
Products	$24,346	$29,280	$51,912	$54,224
Services	15,992	10,553	29,337	19,893
Total net sales	40,338	39,833	81,249	74,117

Cost of sales:
Cost of product sales	18,478	22,519	39,771	41,159
Cost of service sales	11,713	7,463	21,457	13,966
Total cost of sales	30,191	29,982	61,228	55,125
Gross profit	10,147	9,851	20,021	18,992
Operating expenses:
Sales and marketing	5,311	3,927	10,591	8,104
General and administrative	3,041	2,541	6,177	5,330
Engineering	2,380	1,473	4,652	2,942
Integration costs	—	—	442	—
Amortization of intangibles	178	—	372	—
	10,910	7,941	22,234	16,376
Earnings (loss) from operations	(763)	1,910	(2,213)	2,616
Interest income	194	123	448	250
Earnings (loss) before income taxes	(569)	2,033	(1,765)	2,866
Income tax expense (benefit)	(223)	—	(700)	—
Net earnings (loss)	$(346)	$2,033	$(1,065)	$2,866

Net earnings (loss) per common share:
Basic	$(0.03)	$0.19	$(0.09)	$0.27
Diluted	$(0.03)	$0.18	$(0.09)	$0.26
Weighted average common shares outstanding:
Basic	12,247	10,694	12,010	10,571
Diluted	12,247	11,279	12,010	10,975

DATALINK CORPORATION

BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$23,481	$22,900
Accounts receivable, net	14,265	22,195
Inventories	1,874	1,593
Deferred customer support contract costs	35,678	25,876
Inventories shipped but not installed	7,585	3,502
Current deferred income taxes	2,168	1,442
Other current assets	319	225
Total current assets	85,370	77,733
Property and equipment, net	2,389	1,942
Goodwill	17,680	5,500
Intangibles, net	3,966	—
Deferred income taxes	—	1,320
Other assets	355	354
Total assets	$109,760	$86,849

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$22,412	$19,753
Accrued commissions	1,293	1,734
Accrued income taxes	5	200
Accrued sales and use tax	756	785
Accrued expenses, other	1,763	1,775
Sublease reserve current	347	360
Deferred revenue from customer support contracts	45,794	33,472
Total current liabilities	72,370	58,079
Deferred rent	181	167
Deferred income tax liability	511	—
Sublease reserve non-current	1,168	1,281
Total liabilities	74,230	59,527

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 12,440,846 and 11,228,890 shares issued and outstanding as of June 30, 2007 and December 31, 2006, respectively	12	11
Additional paid-in capital	38,816	29,544
Accumulated deficit	(3,298)	(2,233)
Total stockholders’ equity	35,530	27,322
Total liabilities and stockholders’ equity	$109,760	$86,849

DATALINK CORPORATION

RECONCILIATION  BETWEEN GAAP AND NON-GAAP NET INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net earnings (loss) on a GAAP basis	$(346)	$2,033	$(1,065)	$2,866
Adjustments:

Purchase accounting adjustment to deferred revenue	231	—	411	—
Total gross margin adjustments	231	—	411	—

Stock based compensation expense included in sales and marketing	$50	6	76	6
Stock based compensation expense included in general and administrative	76	74	171	77
Stock based compensation expense included in engineering	4	8	11	8
Integration costs	—	—	442	—
Amortization of intangible assets	178	—	372	—
Total operating expense adjustments	308	88	1,072	91

Reversal of tax valuation allowance	—	—	—	—
Income tax effect	(216)	(848)	(593)	(1,182)

Non-GAAP net earnings (loss)	$(23)	$1,273	$(175)	$1,775

Non-GAAP net earnings (loss) per share - Basic	$(0.00)	$0.12	$(0.01)	$0.17
Non-GAAP net earnings (loss) per share - Diluted	$(0.00)	$0.11	$(0.01)	$0.16

Shares used in non-GAAP per share calculation - Basic	12,247	10,694	12,010	10,571
Shares used in non-GAAP per share calculation - Diluted	12,247	11,279	12,010	10,975

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2007	2006

Cash flows from operating activities:
Net earnings (loss)	$(1,065)	$2,866
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Provision for bad debts	22	18
Depreciation	522	522
Amortization of intangibles	372	—
Deferred income taxes	(763)	—
Deferred rent	14	(29)
Amortization of sublease reserve	(126)	(192)
Stock based compensation expense	257	91
Loss on disposal of assets	38	—
Changes in operating assets and liabilities, net of effects from purchase of MCSI:
Accounts receivable	9,170	3,176
Inventories	(563)	(2,646)
Deferred customer support contract costs/revenues, net	2,122	1,366
Accounts payable	(5,779)	(2,277)
Accrued expenses	(1,155)	(491)
Other	1	62
Net cash provide by (used in) operating activities	3,067	2,466

Cash flows from investing activities:
Purchase of property and equipment	(712)	(342)
Payment for purchase of MCSI, net of cash acquired	(1,837)	—
Net cash used in investing activities	(2,549)	(342)

Cash flows from financing activities:
Proceeds from issuance of common stock	203	1,264
Tax withholding payments reimbursed by restricted stock	(140)	—
Net cash provided by financing activities	63	1,264

Increase in cash and cash equivalents	581	3,388
Cash and cash equivalents, beginning of period	22,900	13,434
Cash and cash equivalents, end of period	$23,481	$16,822